Exhibit 99.3

Note to Employees

Subject Line: Message from CEO Andrew McLean: A Transformative Partnership to Accelerate Our Growth

Audience: All Lands’ End employees

Email Message:

Dear Lands’ End Team,

I have exciting news to share on the strategic alternatives process.

This morning, we announced (link to press release) a new partnership with WHP Global to establish a Joint Venture. To learn more about WHP Global, how a Joint Venture structure works, and to help you understand what this means, please take a moment to read my letter (link to EE letter) and listen to my Take 5 Video (link to video).

As we move forward, I’m excited about the opportunities this new chapter will bring. Together with WHP Global, we will unlock new potential for Lands’ End and continue building a brand that stands for quality, innovation, and solutions for life’s every journey.

I know this is a lot to process and that you likely have questions. The leadership team will continue to be available and are committed to sharing ongoing updates to keep you informed. As always, if you receive inquiries from media, please direct them to Lauren Kasten in PR.

Thank you for all you do,

Andrew McLean

CEO

Letter to Employees (link within email)

TO: All Lands’ End Employees

FROM: Andrew McLean

SUBJECT: A Transformative Partnership to Accelerate Our Growth

Team,

I’m writing to share some exciting news: Lands’ End is partnering with WHP Global, a leading brand management firm, to form a joint venture. This partnership will build on our successful licensing business, allowing us to further accelerate our growth into new channels, categories and geographies. You can find the press release on the announcement here.

For those of you not familiar with WHP Global, they have a proven track record of building and growing consumer brands across multiple categories worldwide. Their portfolio includes iconic brands like Vera Wang, Rag & Bone and Bonobos – collectively generating over $8 billion in annual retail sales across 80+ countries. Through our discussions, it’s clear that they recognize the enduring value of Lands’ End and see tremendous potential to work with us to extend our reach.

Under the purchase agreement with WHP Global, Lands’ End will contribute all of its intellectual property and related assets associated with our brand, including all licensing agreements, to the JV. WHP Global will pay Lands’ End $300 million in cash for a 50% controlling ownership stake in the JV. Additionally, Lands’ End’s stake in the JV may be exchanged for equity in WHP Global in certain scenarios, potentially providing further upside opportunity to Lands’ End and its stockholders. Beyond positioning our brand well, this transaction will significantly strengthen our balance sheet – giving us greater financial flexibility to pursue future growth opportunities across our business.

Separately, WHP is investing up to $100 million to acquire a strategic position in LE stock from our public stockholders at a substantial premium to the market price and will own 7% of the company when the transaction closes.

As you may recall, the Board has been reviewing a range of strategic alternatives to maximize stockholder value. After careful consideration, the Board concluded that this partnership with WHP Global provides the best path forward for Lands’ End – one that strengthens our brand and positions us for continued success. Today’s announcement marks the conclusion of that process.

We expect the transaction to close and the JV to begin operations during the first half of 2026. I want to note that for the vast majority of employees nothing changes in terms of your role. It’s business as usual – our offices and DCs will continue to operate normally and there are no changes to the customer experience or how we work with partners. As always, if you receive inquiries from media, please direct them to Lauren Kasten, Director, Global Communications. If you receive inquiries from customers, suppliers, partners or other stakeholders, please direct them to Peter Gray, President, Lands' End Licensing.

I’m excited about the opportunities this new and exciting chapter will bring. Together with WHP Global, we will unlock new potential for Lands’ End and continue building a brand that stands for quality, innovation, and solutions for life’s every journey.

Thank you, as always, for all you do.

Andrew McLean

CEO

Cautionary Notes on Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the proposed transactions by and among Lands’ End, Inc. (the “Company”), Lands’ End Direct Merchants, Inc., a wholly owned subsidiary of the Company (together with the Company, “Sellers”), WH Borrower, LLC (“WHP Borrower”), WHP Topco, L.P. (“WHP Topco”), LEWHP LLC, a wholly owned indirect subsidiary of WHP Topco (“WHP”) and a newly formed Delaware limited liability company and wholly owned subsidiary of Sellers (“IPCo”) (the “Transactions”). These forward-looking statements generally are identified by the words “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely,” “targeting” or the negative version of these words or comparable words. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the Transactions, the ability of the parties to complete the Transactions, the expected benefits of the Transactions, including future financial and operating results and strategic benefits, and any assumptions underlying any of the foregoing, are forward-looking statements.

These forward-looking statements are based on beliefs and assumptions made by the Company’s management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. These forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if the Company management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.  Important factors that could cause actual results to differ materially from those described in this communication include, among others:

•	uncertainties as to the timing of the tender offer and the other Transactions;

•	uncertainties as to how many of the Company’s stockholders will tender their stock in the offer;

•	the possibility that one or more closing conditions for the Transactions may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the Transactions (or only grant approval subject to adverse conditions or limitations), may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of the Company may not be obtained;

•	the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any;

•	the risk that the Transactions may not be completed on the terms or in the time frame expected by the Company or at all;

•	unexpected costs, charges or expenses resulting from the Transactions;

•	uncertainty of the expected financial performance of IPCo following completion of the Transactions;

•	the effects that a termination of the Membership Interest Purchase Agreement may have on the Company, including the possibility that there could be fluctuations in the trading price of the Company’s common stock as a result of the announcement, pendency or consummation of the Transactions;

•	risks related to the Company’s ability to realize the anticipated benefits of the Transactions, including the possibility that the expected benefits from the Transactions will not be realized or will not be realized within the expected time period;

•	the ability of IPCo to implement its business strategy;

•	the effects of the Transactions on relationships with employees, other business partners or governmental entities;

•	negative effects of this announcement, the pendency or the consummation of the Transactions on the market price of the Company’s common stock and/or the Company’s operating results, including current or future business;

•	risks associated with potential significant volatility and fluctuations in the market price of the Company’s common stock;

•	significant transaction costs;

•	risks relating to the occurrence of an IPO, change of control or significant asset sale of WHP Topco (an “exchange event”), which is out of the Company and its stockholders’ control, to realize value from the Company’s exchange rights, and the possibility that such exchange event may never occur, or if it does occur, the possibility that it occurs on unfavorable terms, including economic terms;

•	the possibility that one or more of the agreements governing the Transactions may contain provisions that are difficult to enforce and the possibility of legal disputes between Sellers and WHP Topco and its affiliates that could delay realization of the full benefits of the Transactions;

•	the possibility that any exchange event could be structured in a manner and on terms and conditions that are disadvantageous to the Company and its stockholders;

•	the possibility that the contribution of the Company’s intellectual property into IPCo may not achieve the anticipated results, particularly if such intellectual property is not monetized effectively;

•	the risk that WHP’s past performance may not be representative of future results;

•	uncertainties relating to IPCo’s ability to maintain the Company’s brand name and image with customers;

•	uncertainties relating to IPCo’s ability to respond to changing consumer preferences, identify and interpret consumer trends, and successfully market new products;

•	uncertainties regarding the Company’s and IPCo’s focus, strategic plans and other management actions;

•	the risk that stockholder litigation in connection with the Transactions or other litigation, settlements or investigations may affect the timing or occurrence of the Transactions or result in significant costs of defense, indemnification and liability;

•	the occurrence of any event that could give rise to termination of the Transactions;

•	risks related to the disruption of management time from ongoing business operations due to the pendency of the Transactions, or other effects of the pendency of the Transactions on the relationship of any of the parties to the transaction with their employees, customers, suppliers, or other counterparties;

•	global economic, political, legislative, regulatory and market conditions (including competitive pressures), evolving legal, regulatory and tax regimes, including the effects of tariffs, inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail market in the United States and around the world and the impact of war and other conflicts around the world; and

•	other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and subsequent Quarterly Reports on Form 10-Q.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that WHP or the Company will file with the SEC. A solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that WHP intends to file with the SEC. At the time the tender offer is commenced, WHP will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S SECURITY HOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Lands’ End at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting WHP, Lands’ End or the information agent for the tender offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Lands’ End may be obtained at no charge on Lands’ End internet website at www.landsend.com or by contacting Lands’ End at Legal Department, 5 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: Secretary. Copies of the documents filed with the SEC by WHP may be obtained at no charge by contacting WHP at 530 Fifth Avenue, 12th Floor, New York, New York 10036.